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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectuses constituting part of this Post-Effective Amendment No. 4 to the Registration Statement of Separate Account IMO of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 1, 2001, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 16, 2001, relating to the financial statements of Separate Account IMO of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectuses. We also consent to the references to us under the heading "Independent Accountants" in such Prospectuses.



/s/ PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
April 23, 2001